Exhibit 99.1

                                  NEWS RELEASE

                          GT INTERACTIVE SOFTWARE CORP.
                                417 Fifth Avenue
                               New York, NY 10016
                               Phone: 212.726.6500
                                Fax: 212.726.4205

           GT Interactive to Offer $100 Million in Subordinated Notes

         Business Editors

         NEW YORK--(BUSINESS WIRE)--July 22, 1998--GT Interactive Software Corp. (NASDAQ: GTIS) announced today it intends to raise $100 million through an issue of Senior Subordinated Notes due 2005 to institutional investors.

         The net proceeds of the offering will be used primarily to fund future acquisitions, but also to repay GT Interactive's Senior Credit Facility as well as to fund operations. Completion of the offering will be conditional upon pricing and investor interest.

         Headquartered in NY, GT Interactive Software Corp. is a global publisher of entertainment and edutainment software under the GT Interactive, Cavedog Entertainment, SingleTrac, Humongous Entertainment and MacSoft brands for personal computers as well as game consoles from Sony Computer Entertainment Inc. and Nintendo. The company operates development studios in Seattle, Salt Lake City and San Luis Obispo, CA. GT Value Products publishes budget software under the WizardWorks, CompuWorks and Slash brands.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes referenced above in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The notes will not be and have not been registered under the Securities Act of 1933 and, unless so registered, may not be offered or sold except pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act and any applicable state securities laws.


CONTACT:  Dawn Berrie (investors)                     Allyne Mills (media)
          212/726-4235                                212/726-4202
          dberrie@gtinteractive.com                   amills@gtinteractive.com


END